Exhibit 99.1

CALIDI TO EFFECT REVERSE STOCK SPLIT

CALIDI common stock expected to begin trading on a 1-for-10 split adjusted basis on July 15, 2024

SAN DIEGO—(BUSINESS WIRE)—Calidi Biotherapeutics Inc. (NYSE American: CLDI) (“Calidi” or “Company”), a clinical-stage biotechnology company developing a new generation of targeted virotherapies, today announced that its Board of Directors has approved the reverse stock split of its outstanding shares of common stock at a ratio of 1-for-10 (the “Reverse Stock Split”). The Reverse Stock Split is expected to become effective at 12:01 a.m. Eastern Time on July 15, 2024. The Company’s common stock is expected to commence trading on a split-adjusted basis when the NYSE American market opens on July 15, 2024 under the existing symbol of “CLDI.” The new CUSIP number for the Company’s common stock following the Reverse Stock Split will be 320703 309. Calidi’s publicly-traded warrants will continue to be traded on the NYSE American under the symbol “CLDI WS” and the CUSIP for the publicly-traded warrants will not change.

At the Special Meeting of Stockholders held on June 6, 2024 (the “2024 Special Meeting”), the Company’s stockholders approved the amendment to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s common stock at a ratio of not less than 1-for-10 and not more than 1-for-50, with the ratio to be determined by the Company’s Board of Directors. On July 1, 2024, the Board of Directors approved the 1-for-10 ratio for the Reverse Stock Split (“Reverse Stock Split Ratio”).

Following the effectiveness of the Reverse Stock Split, the total number of shares of issued and outstanding common stock will be reduced to approximately one-tenth of the pre-split amount. No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share will automatically be entitled to the rounding up of the fractional share to the nearest whole share. Proportional adjustments based on the Reverse Stock Split Ratio will be made to the exercise prices and the number of shares underlying the Company’s outstanding equity awards, as applicable, as well as to the number of shares issuable under the Company’s equity incentive plan and the employee stock purchase plan. In addition, proportional adjustments corresponding to the Reverse Stock Split Ratio will be made to Calidi’s outstanding publicly-traded and private warrants, resulting in each warrant becoming exercisable for 1/10th of a share of common stock at an exercise price of $115 per whole share of common stock for each publicly-traded warrant and at an exercise price equal to the current exercise price multiplied by 10 per whole share of common stock for each private warrant. The number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the 1-for-10 ratio of the Reverse Stock Split. The Reverse Stock Split will not alter the number of authorized shares or the par value per share.

Information for Calidi Stockholders

Upon the effectiveness of the Reverse Stock Split, every 10 shares of common stock owned prior to the split will be consolidated and reclassified into 1 share of common stock. Company has appointed Equiniti Trust Company, LLC as the exchange agent to facilitate the Reverse Stock Split process.

Registered stockholders with shares held in book-entry form do not need to take any action to receive post-split shares. Those holding shares through brokerage accounts or “in street name” will see their holdings automatically adjusted to reflect the Reverse Stock Split, in line with individual broker processes, without needing to take further action. Stockholders with shares in certificate form will receive instructions from Computershare on the procedure for exchanging their certificates, as applicable, shortly after the effective date of the Reverse Stock Split.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company with proprietary technology designed to arm the immune system to fight cancer. Calidi’s novel stem cell-based platforms are utilizing potent allogeneic stem cells capable of carrying payloads of oncolytic viruses for use in multiple oncology indications, including high-grade gliomas and solid tumors. Calidi’s clinical stage off-the-shelf, universal cell-based delivery platforms are designed to protect, amplify, and potentiate oncolytic viruses leading to enhanced efficacy and improved patient safety. Calidi’s preclinical off-the-shelf enveloped virotherapies are designed to target disseminated solid tumors. This dual approach can potentially treat, or even prevent, metastatic disease. Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning the Reverse Stock Split, upcoming key milestones (including the reporting of interim clinical results and the dosing of patients), planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Registration Statements filed with the SEC on Form S-4 filed on August 2, 2023, on Form S-1 filed on October 6, 2023, on Form S-1 filed on January 29, 2024, as amended on February 7, 2024, on Form 10-K filed on March 15, 2024, and Final Prospectus filed on April 17, 2024.

For Investors:

Stephen Jasper
Gilmartin Group
stephen@gilmartinir.com

For Media:

Stephen Thesing
ir@calidibio.com